Exhibit 33.2

                         Compensation Committee Charter

Statement of Purpose

The Compensation Committee is a standing committee of the Board of Directors. The Committee shall have the authority to determine the compensation of the Company's executive officers and such other employees as the Committee may decide. The Committee shall also prepare a report on executive compensation for inclusion in the Company's annual proxy statement.

Organization

      1. Charter. At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board of Directors for approval.

      2. Members. The members of the Committee shall be appointed by the Board of Directors and shall meet the independence requirements of applicable law, the listing standards of the American Stock Exchange and applicable policies of the Board of Directors. The Committee shall be comprised of at least three members. Committee members may be removed by the Board of Directors. The Board of Directors shall designate one Member as Committee Chairperson.

      3. Meetings. The Committee shall each year establish a schedule of meetings. Additional meetings may be scheduled as required.

      4. Agenda, Minutes and Reports. The Chairperson of the Committee shall be responsible for establishing the agendas for meetings of the Committee. Minutes for all meetings of the Committee shall be prepared to document the Committee's discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board of Directors. The Committee shall make regular reports to the Board of Directors.

Outside Advisors

The Compensation Committee shall have the authority to retain such outside consultants as it determines appropriate to assist in the performance of its functions, or to advise or assist in the evaluation of director, CEO, or senior executive compensation, and to approve the consultant's fees and other retention terms.

Duties and Responsibilities

The following shall be the principal responsibilities of the Committee:

      1. Compensation Philosophy and Program. In consultation with senior management, the Committee shall establish the Company's general compensation philosophy, and oversee the development and implementation of executive compensation programs and policies with respect to the engagement of individuals as independent contractors of the Company. The Committee shall review on a periodic basis the Company's executive compensation programs and make any modifications that the Committee may deem necessary or advisable, in its sole discretion.


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      2.    Chief Executive Officer Compensation. The Committee shall annually review and approve the Company's goals and objectives relevant to the compensation of the Chief Executive Officer and shall evaluate the performance of the Chief Executive Officer in light of those goals and objectives. Based on such evaluation, the Committee shall have the sole authority to set the compensation (including base salary, incentive compensation and equity-based awards) of the Chief Executive Officer

      3. Officer Compensation. The Committee shall also review and approve the compensation (including base salary, incentive compensation and equity-based awards) of officers above the level of Vice President of the Company and review and approve compensation guidelines for all other officers.

      4. Benefit Plans. The Committee shall review the terms of the Company's incentive compensation plans, equity-based plans, retirement plans, deferred compensation plans.

      5. Annual Compensation Committee Report. The Committee shall produce an annual report on executive compensation for inclusion in the Company's annual proxy statement, all in accordance with applicable rules and regulations.

      6. Committee Performance Evaluation. The Committee shall evaluate its own performance on an annual basis and develop criteria for such evaluation.

      7. Other Duties. The Committee shall also carry out such other duties as may be delegated to it by the Board of Directors from time to time.


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